Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-196978 and 333-203014) pertaining to the Kite Pharma, Inc. 2014 Equity Incentive Plan and 2014 Employee Stock Purchase Plan of our reports dated February 29, 2016, with respect to the consolidated financial statements of Kite Pharma, Inc., and effectiveness of internal control over financial reporting of Kite Pharma, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2015.

/s/ Ernst & Young LLP

Los Angeles, California

February 29, 2016